Exhibit 3.1

COMPANIES LAW, 5759-1999

ARTICLES FOR MANAGEMENT OF A PRIVATE COMPANY LIMITED BY SHARES

General

1.	Company name in Hebrew:	L&S Light and Strong Ltd
	Company name in English:	L&S Light and Strong Ltd
	Company number:	514030741

Interpretation and definitions

2.	2.1	The rules laid down in the Law (within the meaning of the term in these Articles) shall apply to and bind the company, its shareholders and company officers, unless other rules are laid down in these Articles which are valid under the law applicable to the matter.

2.2	The terms mentioned in these Articles shall have the meaning given to them in the Law (within its meaning below). If a term has not been given any meaning in the Law it shall have the meaning given to it in the Ordinance (insofar as it applies at the time of these Articles coming into effect), all subject to anything expressly stated in these Articles, unless the context necessitates otherwise.

2.3	In these Articles the following terms shall have the meaning given to them which appears alongside them on the right side of the table below:

the Law	-	the Companies Law, 5759-1999 and the regulations which have been and will be enacted thereunder
the Ordinance	-	the Companies Ordinance [New Version] and the regulations enacted thereunder which are in force at the time of these Articles coming into effect
these Articles	-	these Articles as they shall be in force at the relevant times

2.4	Anything stated in the singular shall include the plural and vice versa. Anything stated in the masculine shall include the feminine and vice versa, and any reference to a person shall include a corporation and vice versa.

Limitation of liability

3.	The liability of a shareholder in the company for the company's debts shall be limited to payment of the full allocation price of the shares owned by him. On payment of the aforesaid allocation price the shareholder and the transferees shall not have any debt to the company, except under a written undertaking or under the provisions of any law.

The company as a private company

4.	The company shall be a private company and the following provisions shall therefore apply to it and with regard to it:

4.1	The right of transfer of shares shall be restricted as laid down in these Articles.

4.2	The number of members of the company shall not exceed fifty, except people who work for the company and/or who worked for it and during the period of their employment were and also after their employment continued to be members of the company. For the purpose of this sub-clause two (or more) people who hold one share jointly shall be deemed to be one shareholder.

4.3	The company may have only one shareholder.

4.4	From time to time the company may donate reasonable amounts from its profits to worthy causes, even if this donation is not intended to maximize the company's profits and is not based on business considerations.

The objects

5.	The objects for which the company was founded:

To initiate, organize, conduct and engage in any business and matter in Israel and abroad, which is permitted by any law.

The company's capital and the shares

6.	6.1	The company's authorized share capital shall have no par value and shall be divided into 1,000,000,000 ordinary no par value shares.

6.2	The ordinary shares shall have equal rights and shall confer the following rights on their holders:

6.2.1	Each ordinary share shall confer on its holder the right to be invited to meetings of the company of all kinds, to participate in votes and to vote at them, with each holder of a share who is present at a meeting, whether personally or by means of a proxy, having one vote per share.

6.2.2	Each ordinary share shall confer on its holder the right to participate in the distribution of the company's profits, to receive a dividend and benefits from the company and the right to participate in the distribution of the company's surplus property on its winding up, and in the case of winding up to receive its par value together with any premium which was paid for it.

The company

7.	7.1	The general meeting

7.1.1	General meetings of the company shall be convened at least once every 12 (twelve) months, at a date and place to be determined by the board of directors, but not later than 15 (fifteen) months after the last previous general meeting. These general meetings shall be called "ordinary meetings". The other meetings of the company shall be called "special meetings". The ordinary meeting shall receive the directors' report and shall discuss it, shall receive the financial statements and the balance sheet, shall appoint an auditor and shall discuss all the other matters which must be discussed at the annual general meeting of the company according to these Articles or according to the Law.

7.1.2	The directors may convene a special meeting whenever they see fit, and they are obliged to convene an extraordinary meeting at the demand of anyone entitled to demand the holding thereof under Section 63 of the Law, and if it is not convened by the directors, those demanding it may convene it, on the conditions laid down in Section 64 of the Law. Any demand to convene a meeting shall state the purposes for which it is requested that the meeting be called, and shall be delivered to the office signed by those demanding it.

7.1.3	The notices of the holding of the general meeting – whether ordinary or special - shall be delivered to everyone entitled to participate in it, not later than 14 days before the date of holding it, in the manner determined by the company at the shareholders' meeting, but it shall not be necessary to give notice of the holding of a general meeting by an announcement in a newspaper unless the board of directors has expressly stated this.

Notwithstanding the aforesaid, the board of directors of the company may call a general meeting of the company by notice shorter than specified above (but in any case of at least 7 days) if an urgent decision is required. In addition, by agreement of all the members who are entitled to receive notice of a particular meeting, that meeting can be called by notice shorter than that specified in this Article, and in a manner which the shareholders consider appropriate. If all the shareholders who are entitled to receive an invitation to a meeting have passed a resolution waiving delivery of prior invitation, the aforesaid meeting shall be deemed to be a meeting which was duly convened.

7.1.4	Notice of a general meeting shall state the place and date of the meeting and the agenda and reasonable details of the matters for discussion.

7.1.5	The agenda of the general meeting shall be determined by the board of directors and shall include both matters for which the convening of a special meeting was demanded under Article 7.1.2 above and a matter requested by one or more shareholders having at least 10% (ten) percent of the voting rights at the general meeting, provided that the matter is appropriate for discussion at a general meeting. The board of directors of the company shall give all the members of the company written notice, which shall set out the final agenda determined for the general meeting, not later than 7 days before the intended date of the meeting.

If the agenda of the meeting includes a proposal for alteration of the Articles, the wording of the proposed alteration shall be attached to the aforesaid notice.

7.1.6	At the general meeting resolutions shall only be passed on the matters set out in the agenda.

7.1.7	A quorum at the general meeting (including a postponed meeting) shall exist when a number of members having more than half the votes entitled to vote at company meetings are present. If the necessary quorum does not appear, the meeting shall be postponed to a week after the original date (and if that date is a Saturday or holiday – to the first business day thereafter), at the same place and time. A quorum at a postponed meeting shall exist when a number of members having more than 25% of the votes entitled to vote at company meetings are present.

7.1.8	The person serving as chairman of the board of directors at the time of holding the meeting shall serve as chairman of the general meeting (and in his absence another member of the board of directors and/or any third party elected by the meeting shall serve as chairman of the meeting).

7.1.9	At company meetings the holder of more than one ordinary share shall be represented by not more than one representative, and each shareholder in the company shall have the same number of votes as the number of the ordinary shares owned by him.

7.1.10	Subject to any law, proposals put to the vote at the general meeting shall be passed by an ordinary majority of the ordinary shareholders.

7.1.12	The general meeting may assume powers granted to the board of directors or to another organ, whether generally or for a particular matter or particular period of time. If the general meeting assumes powers granted to other organs of the company as stated in this sub-clause, the provisions of the Law which apply to the matter shall apply with regard to the members.

7.2	The board of directors

7.2.1	The board of directors of the company shall consist of between 2 directors and 11 directors. Directors shall be appointed to the board of directors of the company by written notice by a shareholder who holds more than 10% of the issued and paid up share capital of the company.

Such a shareholder shall be entitled to appoint one director to the board of directors of the company for each 10% of the issued and paid up share capital of the company held by him (in other words, a shareholder who holds 20% of the issued and paid up share capital of the company shall be entitled to appoint 2 directors to the board of directors of the company).

7.2.2	Subject to the provisions of the Articles of the company, the office of a member of the board of directors of the company shall become vacant, be terminated or expire on the occurrence of one (or more) of the following:

(a)	On the death (Heaven forbid) of the director

(b)	The director has been declared incompetent

(c)	The director has become bankrupt

(d)	If the appointment was conditional upon the occurrence of any event- at the time when the event took place or ceased to exist, as the case may be

(e)	On the provisions of Section 232 of the Law being met

(f)	In accordance with a court decision as stated in Section 233 of the Law

7.2.3	If the position of a director who was appointed by one of the shareholders of the company (as stated in sub-clause 7.2.1 above) has become vacant, and the percentage of the appointing shareholder's holdings in the company's shares has not decreased from what it was at the time of the appointment, that shareholder may appoint another director in the place of the one whose position has become vacant.

7.3	Operation of the board of directors

7.3.1	The chairman of the board of directors (and in his absence – the chairman of any meeting) shall be appointed by the board of directors from among its members.

7.3.2	The quorum required for meetings of the board of directors, unless a special quorum is required for a particular matter, shall be such number of directors as constitutes a majority of the directors holding office in the company.

If a meeting of the board of directors of the company has been duly called and at the appointed date and time an appropriate quorum is not present, the meeting shall be postponed to the same time and place after the passage of 7 days (and if a festival or public holiday falls on that date – to the first business day thereafter), and in such a case at least one-third of the members of the board of directors shall constitute a proper quorum.

7.3.3	The holding of meetings of the board of directors requires advance notice of at least 7 days, but all the directors, by unanimous resolution, may decide on the holding of a meeting of the board of directors even without fulfillment of this condition. The notice of the meeting shall be in writing and the chairman of the board of directors, or any of the members of the board of directors, shall have the power to call a meeting of the board of directors.

7.3.4	Subject to the provisions of sub-clause 7.3.5 below, resolutions shall not be passed at meetings of the board of directors unless the meeting was duly convened and the quorum as stated above is present. The board of directors may hold a discussion and pass resolutions even if some of its members participate in the meeting through means of communication, subject to the provisions of the Law on the matter.

7.3.5	Any proposed resolution, in writing, which has been signed by all the members of the board of directors holding office at that time shall be deemed to have been passed by the board of directors at a duly convened meeting.

7.4	Voting at meetings of the board of directors

7.4.1	Proposals put to the vote at meetings of the board of directors shall be passed by a majority of votes.

7.4.2	In votes which are held by the board of directors each member of the board of directors shall have one vote.

7.4.3	The chairman of the board of directors of the company (or the chairman of any meeting – in the absence of the chairman of the board of directors) shall not have a casting vote or additional vote in votes of the board of directors.

7.4.4	Subject to the provisions of any law applicable in the matter, a member of the board of directors may give a proxy to another to participate in and vote in his name and place at meetings of the board of directors without having to give advance notice of appointment of the proxy and/or to deposit the proxy document in advance at the company's offices. It is clarified that any director may act as proxy of another director and vote at any meeting in his name and in the name of another director who has given him a proxy, provided that at the beginning of the meeting he has exhibited an appropriate proxy document from the director who gave him the proxy.

7.4.5	An alternate for a member of the board of directors shall have the same number of votes as the votes of the member for whom he is substituting (and if the alternate is himself a member of the board of directors his vote shall be in addition to the vote of the member for whom he is substituting).

7.5	Company officers

A person who serves in the position of CEO of the company shall be appointed by the board of directors of the company on the basis of his qualifications and suitability for the position and without regard to any connection which exists (or does not exist) between him and any of the shareholders of the company. The other officers of the company (except the directors and committees of the board of directors) shall be appointed by the CEO with the approval of the board of directors.

Restriction of transferability and holding of the shares allocated from the company's capital

8.	8.1	Subject to the restrictions set out in these Articles, the company's shares shall be transferable. However, a shareholder in the company who wishes to transfer them (hereinafter – 'the offeror') shall not be permitted, subject to the provisions of sub-clauses 8.2 and 8.3 below in particular and to these Articles in general, to transfer his shares or any part of them, for consideration and/or without consideration and/or in any other manner, unless he has first offered them to all the other shareholders in the company at that time (hereinafter – 'the offerees'), and they shall have a preemptive right, on right of first refusal terms, to purchase the offered shares.

8.1.1	The offer shall be in writing, it shall state the number of shares for sale or transfer, the name of the person or corporation to whom the offeror shareholder wishes to sell or transfer the offered shares, the sum requested for the shares offered for sale, the payment terms and all other relevant information (hereinafter in this clause – 'the offer').

8.1.2	The offer shall be sent to all the offerees at their addresses recorded in the company's registers.

8.1.3	A copy of each such offer sent to the offerees shall also be sent to the company's head office by the offeror.

8.1.4	Within 21 days from the date of receipt of the offer (hereinafter – 'the right of refusal period') as aforesaid, the offerees (each of them) shall have the right to purchase all the offered shares. The right of refusal under this clause shall be exercised by sending or delivering an unqualified notice in writing by the offerees, which shall be delivered to the offeror and the company before the end of the period of time designated for this (hereinafter in this clause – 'acceptance notice').

8.1.5	The shares and/or rights offered, as stated in the offer, shall be transferred and sold within 5 business days from the end of the aforesaid 21-day period, to each offeree who gave an acceptance notice, on the terms of the offer and on payment of the consideration specified in the offer.

8.1.6	If more than one of the offerees gives notice of his wish to purchase the offered shares, the members who have given such notices and ordered the offered shares may purchase the offered shares by division among themselves pro rata to the percentages of their holdings in the shares of the company at that time, on the terms of the offer and on payment of the consideration specified in the offer.

8.1.7	If all the offerees give notice of their refusal to purchase the offered shares, or do not respond at all and/or do not transfer funds on account of the offered shares, on the dates required under this Article 8.1, they shall be deemed to have refused to purchase the offered shares. If only some of the offerees have given notice of acceptance with regard to only some of the offered shares, the members exercising their rights shall be entitled to purchase the balance of the offered shares within 7 further days by division among themselves as agreed among themselves and in the absence of agreement by division in accordance with the percentages of their holdings in the shares of the company at that time.

8.1.8	If the members do not exercise their right to purchase all the offered shares as aforesaid, the offeror shareholder shall be permitted (subject to the provisions of the Articles below) to transfer all the offered shares to the party mentioned in his offer, on the terms stated in his offer, during a further period of 30 days from the end of the right of refusal period which was given to the members.

8.1.9	If the offeror shareholder does not transfer the shares offered by him as aforesaid, within the abovementioned period, he shall no longer be permitted to transfer his shares (or any part of them) to another/others unless he first offers them again, as set out in this clause, and in such a case the abovementioned offer shall be deemed to be a new offer, and all the provisions of this clause, with all that they involve, shall apply.

8.2	Notwithstanding all that has been stated above, transfer of shares in the company requires the approval of the board of directors of the company. The board of directors may refuse to register a transfer of shares in the name of a proposed purchaser who is not a shareholder in the company before that date only if there are reasonable and weighty grounds, which shall be set out by it in the notice of refusal, and the existence of which may materially harm the company's business, as illustrated in the last paragraph of this sub-clause 8.2.

After delivery of the offeror shareholder's offer to the board of directors and to the company, the board of directors shall be obliged to give notice of its refusal to register the transfer of shares to the proposed transferee, within 21 days from the date of receipt of the offeror shareholder's offer. If a notice of refusal is not given within the aforesaid period of time, the board of directors shall no longer be permitted to refuse to register the aforesaid transfer of shares.

Without derogating from the powers granted to the board of directors in these Articles and without the following constituting a closed list of cases, the board of directors may refuse to register transfer of shares on account of the transferee or the controlling shareholder therein having a conflict of interest with the company, on account of the transferee or its directors having been convicted of offences of moral turpitude.

8.3	Notwithstanding all the aforesaid, a shareholder may transfer and/or bequeath his shares, without having to offer them to the other shareholders, to his first-degree relatives (father, mother, son, daughter, grandson, granddaughter, brother, sister, husband, wife) (if he is an individual) and to corporations under its full control or to another corporation under the control of the shareholders therein or to the shareholders therein (if it is a corporation) (hereinafter: "authorized transferee").

8.4	Each shareholder who transfers shares in the company to another and/or others undertakes to ensure that the purchaser or transferee accepts the rights (which are linked to the transferred shares) and obligations of the transferring shareholder vis-à-vis the company and vis-à-vis the other shareholders in the company as they are at that time, including his obligations under these Articles and including, but not limited to, his obligations under this section.

Participation in sale of shares in the company (Tag Along)

9.	9.1	If a shareholder (hereinafter: "the seller") wishes to sell more than 20% of the total issued and paid up share capital of the company to someone who is not his authorized transferee (hereinafter: "the purchaser" or "the sale transaction", as the case may be), the other shareholders shall have the right to participate in the sale transaction on the same terms as agreed between the purchaser and the seller, pro rata to the number of shares in the company held by the seller at that time compared with the number of shares in the company held at that time by the other shareholders who wish to participate in the sale transaction.

9.2	The manner of exercising the tag-along right shall be as follows:

9.2.1	Within 21 (twenty-one) days from the date of receipt of written notice from the seller of the offer for the sale of his shares, the other shareholders shall give notice as to whether they intend to participate in the sale transaction (hereinafter: "the tag-along notice"). The tag-along notice shall be irrevocable and unconditional, but the other shareholders may participate in the sale transaction in a number of shares in the company which is less than the pro rata number to which they are entitled as stated in Article 9.1.

9.2.2	If the tag-along notice is given on the date fixed for this, the shares in the company held by the other shareholders shall be included in the sale transaction as stated in Article 9.1.

9.3	Approval of transfer of the shares to the purchaser shall be conditional upon the seller and the purchaser delivering an affidavit signed by each of them separately to the other shareholders, which confirms that the sale transaction will be carried out in accordance with the terms set out in the offer, that the consideration for the shares has been paid in full and that there are no additional agreements or arrangements between the seller and the purchaser which are directly or indirectly related to the shares being transferred, to the price and to the terms of purchase thereof as set out in the offer.

9.5	If the shares are not sold within 30 days from the end of the 21-day period mentioned in sub-clause 9.2.1 above, the shareholder's rights as stated in clause 8 and in sub-clause 9.1 above shall apply again.

9.6	In the case of a clash between the rights granted under clause 8 and the rights granted under this clause 9, the provisions of clause 8 shall prevail.

The right to participate in allocation of shares (Preemptive Right)

10.	10.1	Without derogating from the provisions of these Articles, in a case where the company wishes to raise capital by means of allocation of shares or any other securities exercisable as or convertible into shares, other than by a public issue, the shareholders in the company at that time shall be given the right to participate in the capital raising on the terms set out in the company's notice and to purchase the issued shares in a distribution which implements the aforesaid right, pro rata to their holdings in the company's shares at that time, provided that they undertake to do so within 30 days from the date of the offer by the company.

10.2	To remove doubt it is clarified that each of the shareholders in the company who wishes to exercise the right as stated in sub-clause 10.1 above shall be entitled to exercise his right with regard to all or part of the quota of shares in his portion of the allocation as stated above. If a shareholder refrains from or refuses to exercise the aforesaid right in respect of his portion, in whole or in part, the balance shall be offered to the other shareholders who have exercised their right, pro rata, and they shall be given the right to acquire the balance of the shares within 7 further days by distribution among them pro rata to their holdings in the ordinary shares of the company at that time.

10.3	If the capital is not raised by the company as stated in sub-clause 10.1 above within 45 days from the date of delivery of the notice to the shareholders in the company, the shareholders' right shall apply again.

10.4	The provisions of this clause 10 shall not apply to allocation of shares in the company to its employees or in the case of exercise of options which have been or will be given to employees and other key people in accordance with valid resolutions of the board of directors of the company.

Forced sale of shares of a shareholder in the company (Bring Along)

11.	If any third party who is not a shareholder in the company has offered to purchase all the ordinary shares in the company and the shareholders who hold 60% or more of the ordinary shares of the company have agreed to the offer within 14 days from the date of receipt thereof, the offeror, within 14 further days, may give notice in writing to all the other shareholders who have not agreed to the offer, through the board of directors of the company, that he wishes to purchase the ordinary shares in the company owned by all those shareholders, and those shareholders shall be obliged to sell their shares to the offeror within 14 days from the date of receipt of the notice, at the same price and on the same terms as the rest of the ordinary shares will be sold. As soon as the determining percentage of shareholders who wish to sell as stated above is obtained, any transfer of shares in the company is prohibited, and it is prohibited to carry out any transaction in shares and/or to grant any proprietary right in them, including not imposing attachments or liens on them. It is hereby clarified that the aforesaid does not derogate from the right set out in Article 8 above.

Financing the company's operations

12.	12.1	If the company requires capital to finance its operations, in accordance with a resolution of the board of directors of the company the company shall approach its shareholders with an offer to them to participate in the anticipated capital raising as set out in clause 10 above (hereinafter – 'the capital raising').

12.2	If any of the holders of the issued shares in the capital of the company refuses to or refrains from participating in the aforesaid capital raising, subject to an appropriate resolution being passed the percentage of his shareholding in the company shall be diluted as necessitated by the participation of the other shareholders in the capital raising.

Signing rights and funds

13.	13.1	The signing rights in the company shall be determined from time to time by the board of directors of the company.

13.2	Subject to valid resolutions of the board of directors of the company, all the company's funds shall be deposited, immediately upon receipt thereof, in the company’s bank account(s), and all the company’s expenses – except those paid from the petty cash fund which shall be maintained by the company, as is customary and in accordance with the directives of the tax authorities – shall be paid by drawing cheques on the company's bank account(s) and/or by bank transfers.

Insurance and indemnity

14.	14.1	Subject to the provisions of Section 261 of the Companies Law, the company shall be permitted (but not obliged) to enter into a contract for insurance of the liability of a company officer, wholly or paltry, on account of any of the following:

14.1.1	Breach of the duty of care to the company or to another person

14.1.2	Breach of fiduciary duty to the company, provided that the company officer acted in good faith and had reasonable grounds to assume that the action would not harm the company's interests.

14.1.3	Financial liability imposed on him in favour of another person, on account of action which he took in his capacity as a company officer.

14.2	Subject to Section 260 of the Companies Law, the company shall be permitted (but not obliged) to exempt a company officer (even in advance) from liability for damage as a result of breach of the duty of care to it, but the company may not exempt a director in advance from his liability to it as a result of breach of the duty of care in distribution. In addition, the company may indemnify a company officer on account of any of the following:

14.2.1	Financial liability imposed on him in favour of another person in a judgment (including a judgment given by compromise or an arbitrator's award which has been confirmed by the court) on account of action which he took in his capacity as a company officer.

14.2.2	Reasonable legal expenses (including advocates' fees) which a company officer incurred or which he was ordered to pay by a court in a proceeding instituted against him by or on behalf of the company or by another person or in a criminal prosecution in which he was acquitted, all on account of action which he took in his capacity as a company officer.

14.3	Notwithstanding the provisions of sub-clause 14.1 and sub-clause 14.2 above, the company may not enter into a contract for insurance of the liability of a company officer and/or release him from liability or indemnify him in respect of financial liability which is imposed on him on account of any of the following:

14.3.1	Breach of fiduciary duty, except with regard to indemnity and insurance in respect of breach of fiduciary duty as stated in sub-clause 14.1.2 above.

14.3.2	Breach of the duty of care, which was committed intentionally or recklessly, unless committed negligently only.

14.3.3	Action with the intention of deriving unlawful personal profit.

14.3.4	A fine or forfeit imposed on him

14.4	Without derogating from the generality of the aforesaid, the company may give an undertaking in advance or retrospectively to indemnify a company officer for liability or expenses as set out in this clause 14, in each of the cases mentioned in the Companies Law.

Accounts and financial statements

15.	15.1	The company shall keep appropriate books of account and registers as is usual in businesses similar to the company's business, and in accordance with the requirements of the law as they shall be from time to time.

15.2	The company shall draw up financial statements for each year, which shall include a balance sheet at 31 December and a profit and loss statement for a period of a year ending on that date, and additional financial statements, as required by accepted accounting rules (hereinafter – "the statements").

15.3	The statements shall be signed by at least two directors and shall include all the details which must be included by law.

15.4	The board of directors shall submit the statements, which have been approved by it, at the annual meeting, and shall submit a report to the annual meeting which shall contain its explanations about the events and changes which have occurred in the company's state of affairs and have influenced the statements, in such detail as it sees fit.

The statements shall be kept at the company's registered office for at least seven years from the date of compiling them, for the perusal of the directors of the company and the ordinary shareholders.

15.5	An ordinary shareholder is entitled to receive a copy of the financial statements and of the auditor's opinion in respect of them.

Copies of the statements shall be sent to all those entitled to receive notice of general meetings under these Articles, not later than 7 days before the date of the annual meeting.

15.6	The company’s books of account and all the paperwork and documents belonging to it and concerning its affairs shall be kept at the company's principal place of business or at another place which shall be determined by the board of directors of the company and every shareholder in the company shall be permitted, at any time, during usual work hours, to peruse the books, accounts and registers (including records by electronic or digital means or in any other manner), to check them and to copy them at his expense.

Audit

16.	16.1	At least once a year, the company’s accounts, balance sheets and profit and loss statements shall be audited by an auditor.

16.2	At each ordinary general meeting the company shall appoint an auditor, who shall act in his position until the next ordinary general meeting, and shall determine his fee. The powers, rights, liability and duties of the auditor shall be in accordance with the provisions of the Law.

Minutes

17.	17.1	The company shall keep minutes, in registers designated for the purpose, of the proceedings of general meetings and of the meetings of its board of directors and committees of its board of directors, and shall retain them in accordance with the provisions of the Law.

17.2	Minutes which appear to have been signed by the chairman of the general meeting or the meeting at which the aforesaid proceedings took place shall serve as prima facie evidence of the course of that general meeting and/or meeting.

Notices

18.	18.1 A notice or any other document may be delivered by the company to any person, whether personally or by dispatch by registered post in Israel, by letter addressed according to the registered address of that shareholder which the shareholder indicated in writing to the company as the address for delivery of notices or other documents.

A member, who is not registered in the shareholders' register as stated in the Law, shall not be entitled to receive any notice from the company.

18.2	Any notice or document which was sent by the company by registered post in Israel to an address in Israel shall be deemed to have reached its destination 4 business days from the date of handing it over for dispatch by post, addressed to the correct address. If the address was abroad or the notice or document was sent by registered airmail from abroad to an address in Israel, it shall be deemed to have been delivered at its destination 10 business days from the date of handing it over for dispatch. Non-delivery of notice of a meeting or other notice to any shareholder shall not lead to cancellation of a resolution which was passed at that meeting or to cancellation of proceedings based on that notice. Any record which is made in the ordinary manner in the company’s books shall be deemed to be prima facie evidence of the dispatch, as recorded in those books.

Distribution of dividend

20.	In any case of receipt of consideration by the company as a result of an event in a company in which the company is invested, the consideration shall be distributed as a dividend to the shareholders in the company, not later than a month after the end of the quarter in which the profit was received at the company, subject to the provisions of any law in connection with distribution of dividend.